K-TRON INTERNATIONAL, INC.	NEWS
Routes 55 & 553, PO Box 888
Pitman, NJ 08071-0888
(856) 589-0500
FAX (856) 582-7968
www.ktroninternational.com
E-mail: ktii@ktron.com
EXHIBIT 99.1

For Release:	Immediately

Contact:	Ronald Remick, Senior Vice President, Chief Financial Officer and Treasurer
Tel: (856) 256-3311 E-mail: rremick@ktron.com

K-TRON REPORTS FIRST QUARTER 2009 RESULTS

Pitman, New Jersey - - May 11, 2009 - -  K-Tron International, Inc. (NASDAQ-GS: KTII) today reported net income of $4.447 million and diluted earnings per share (“EPS”) of $1.54 for its fiscal first quarter ended April 4, 2009.  This represented a 21.3 percent decrease in net income and a 21.4 percent decrease in diluted EPS from the same period in 2008.  Revenues were $49.686 million in this year’s first quarter, a decline of 13.4 percent from last year.  These results reflected weaker sales and unfavorable foreign currency exchange rates compared to 2008’s first quarter, while net income and diluted EPS were also adversely affected by a higher effective income tax rate this year (33.2 percent versus 30.7 percent).

The Company noted that if the average foreign currency exchange rates for the first quarter of 2008 were applied to the same period in 2009, the Company’s revenues would have decreased approximately 10.6 percent for the first quarter instead of 13.4 percent.  The difference was primarily due to a stronger U.S. dollar against the Swiss franc, the euro and other relevant foreign currencies in this year’s first quarter compared to the same period last year.

Commenting on the Company’s performance, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, “The unprecedented global economic turndown presented us with severe challenges in the first quarter and continues to do so.  Most notably, there has been sharply reduced demand for our equipment from customers in the plastics compounding and base resin production industries, which normally represent a major part of our Process Group’s business.  As reported previously, we have responded by taking a variety of steps to lower our costs, including a worldwide salary and wage freeze covering all Company employees and workforce reductions in our Process Group.  So far, our Size Reduction Group has been less impacted by the global recession, except for decreased demand from its customers in the pulp and paper and wood and forest products industries.

“Despite the economic pressures we are facing, I believe that K-Tron is well-positioned to withstand what is happening around us.  While our overall backlog declined by $7.474 million, or 11.2 percent, in this year’s first quarter on a constant foreign currency exchange rate basis as a result of the weakness in the markets I have mentioned, our business remains relatively stable in the food, pharmaceutical, power generation, mining and fertilizer production industries.  We have a strong balance sheet, with cash increasing by $960 thousand in the first quarter to $43.113 million and debt declining by $1.060 million to $22.602 million.  Of this debt, $21.0 million does not mature until September 2011, so that the Company has significant liquidity and is well positioned to take advantage of acquisition and other growth opportunities that may present themselves as the year progresses.  Finally, while we have a lower revenue and profit outlook for the rest of the year versus 2008, we still expect good cash flow throughout 2009 and a further strengthening of our already solid balance sheet.”

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets. The Company has manufacturing facilities in the United States, Switzerland and the People’s Republic of China, and its equipment is sold throughout the world.

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SAFE HARBOR
Certain statements in this release, including those with respect to economic conditions and prospects and also revenue and profit expectations, relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause the actual results of K-Tron International, Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as “believe,” “would,” “expect,” “should” and other similar words and phrases often identify forward-looking statements made on behalf of the Company.  It is important to note that actual results of the Company may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, (i) adverse changes in general economic conditions; (ii) adverse changes in the industries the Company serves, including plastics compounding, base resin production, food, pharmaceutical, chemical, power generation, mining, pulp and paper, wood and forest products and biomass energy generation; (iii) the Company’s ability to manage its costs; (iv) the Company’s ability to generate cash from operations and manage its liquidity needs; (v) material adverse changes in customers’ access to liquidity and capital; (vi) currency exchange or interest rate changes; (vii) epidemic diseases; (viii) changes in laws, regulations and tax rates; and (ix) other general economic, business and financing conditions and factors described in more detail in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 13, 2009.  This filing  is available on our website at www.ktroninternational.com/investor_relations.  We do not undertake to update our forward-looking statements to reflect events or circumstances after the date hereof.

(Financial Data Follows)

K-TRON INTERNATIONAL, INC. & SUBSIDIARIES
FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands, except share data)

	Three Months Ended
	April 4, 2009	March 29, 2008
Revenues	$49,686	$57,398
Operating income	$6,973	$8,535
Interest expense, net	(312)	(379)
Income before income taxes	6,661	8,156
Income taxes	(2,214)	(2,505)
Net income	$4,447	$5,651
Basic earnings per share	$1.59	$2.08
Diluted earnings per share	$1.54	$1.96
Weighted average number of common shares outstanding (basic)	2,800,000	2,717,000
Weighted average number of common and common equivalent shares outstanding (diluted)	2,880,000	2,882,000